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Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the use in this Amendment No. 2 to Registration Statement No.333-130841 of our report dated May 10, 2006 (which report expresses an unqualified opinion and includes explanatory paragraphs referring to the restatement of the 2003 consolidated financial statements and the completion of a leveraged recapitalization and corporate reorganization in 2005), relating to the consolidated financial statements of Neff Rental LLC and subsidiaries appearing in the Prospectus, which is part of this Registration Statement and to the reference to us under the heading 'Experts' in such Prospectus.

/s/ Deloitte & Touche LLP

Miami, Florida
July 5, 2006

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM